UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM	8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
July 29, 2025
Date of Report (Date of earliest event reported)

8x8, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38312	77-0142404
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
675 Creekside Way
Campbell, CA 95008
(Address of principal executive offices including zip code)
(408) 727-1885
(Registrant's telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
COMMON STOCK, PAR VALUE $0.001 PER SHARE	EGHT	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company      ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01.   Entry into a Material Definitive Agreement.

On July 29, 2025, 8x8, Inc. (the "Company") executed the First Amendment (the "Amendment") to its existing Term Loan Credit Agreement, by and among the Company, Wells Fargo Bank, National Association, as administrative agent, and the lenders thereto (the “2024 Credit Agreement”). The Amendment reflects the Company’s continued commitment to financial discipline as it executes on long-term growth priorities and investor return initiatives.

The Amendment modifies, among other things, the requirements to meet certain financial ratio tests in connection with permitted acquisitions and an adjustment to maintain the existing consolidated total net leverage ratio (a measure of total debt relative to Adjusted Cash EBITDA) at its current level for the duration of the 2024 Credit Agreement. While the Company has no acquisitions pending, the added flexibility positions it to respond efficiently should opportunities arise.

As of July 2025, the Company has reduced its term loan principal by approximately $219 million—or approximately 40%—since its peak in August 2022. This includes a $15 million voluntary prepayment during the first quarter of fiscal 2026 and a subsequent $10 million prepayment made in connection with the Amendment.

As previously disclosed, on July 11, 2024, the Company entered into the 2024 Credit Agreement, which established a delayed draw term loan facility in an aggregate principal amount of up to $200.0 million, maturing on August 15, 2027 (the “2024 Term Loan”). On August 5, 2024, the Company drew on the facility—together with cash on hand—to repay in full the outstanding principal and accrued interest on its prior term loan.

The 2024 Credit Agreement allows for voluntary prepayment of the 2024 Term Loan without premium or penalty. Following the recent $10.0 million prepayment, the outstanding principal balance is $127.0 million. This prepayment does not affect the Company’s quarterly principal amortization schedule. No additional mandatory principal payments are due during fiscal 2026, with the next scheduled payment not due until June 30, 2026.

The description of the Amendment is qualified in its entirety by reference to the full and complete terms of the Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference. The description of the 2024 Credit Agreement is qualified in its entirety by reference to the full and complete terms of the 2024 Credit Agreement, which was filed as Exhibit 10.1 to a Current Report on Form 8-K filed with the Securities and Exchange Commission on July 15, 2024.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “continue,” “strategy,” “believes,” “anticipates,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, the expected benefits and impact of the Amendment.

You should not place undue reliance on such forward-looking statements. Actual results could differ materially from those projected in forward-looking statements depending on a variety of factors, including, but not limited to, the risks that the Amendment may not generate its intended benefits to the extent or as quickly as anticipated.

For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s reports on Forms 10-K and 10-Q, as well as other reports that 8x8, Inc. files from time to time with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and 8x8, Inc. undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.
Item 9.01.    Financial Statements and Exhibits
(d) Exhibits.

Exhibit	Description
10.1
First Amendment, dated as of July 29, 2025, to the Term Loan Credit Agreement, dated as of July 11, 2024, by and among 8x8, Inc., Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto.

104	Cover Page Interactive Data File, formatted in Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 4, 2025

8x8, Inc.

By:	/s/ LAURENCE DENNY
Laurence Denny
Chief Legal Officer